Exhibit 21.1

Subsidiaries of the Registrant

Subsidiary	Jurisdiction of Organization
U.S. Subsidiaries
Veeco ALD Inc.	DE
Veeco APAC Inc.	DE
Veeco Process Equipment Inc.	DE
Veeco TK LLC	DE
SP PE VII-B, SSEC Blocker Corp.	DE
SP SD IV-B, SSEC Blocker Corp.	DE
Solid State Equipment Holdings LLC	DE
Solid State Equipment LLC	DE
SSEC Asia, LLC	PA

Foreign Subsidiaries
Veeco ALD Korea Ltd.	South Korea
Veeco Asia Pte. Ltd.	Singapore
Veeco Malaysia Sdn. Bhd.	Malaysia
Veeco Korea LLC	South Korea
Veeco Instruments GmbH	Germany
SSEC GmbH	Germany
Veeco Instruments Limited	England
Veeco Instruments (Shanghai) Co. Ltd.	China
Veeco Taiwan Inc.	Taiwan